AMARANTUS THERAPEUTICS, INC.

PROMISSORY NOTE

FOR VALUE RECEIVED, Amarantus Therapeutics, Inc., a Delaware corporation ("Company"), promises to pay to Neurotrophics, Inc. or its assignee ("Holder"), the Principal Amount (as defined in Section 2 below) plus accrued interest as set forth herein.

1.           Interest. This Note shall bear simple interest at the rate of two percent (2%) per annum based upon a 365-day year for the actual number of days elapsed. Interest shall commence with respect to any outstanding obligation hereunder upon the Company's receipt of a valid Payment Notice (as defined in Section 2 below) and shall continue on the applicable outstanding Principal Amount until paid in accordance with the provisions hereof.

2.           Cash Payment. Unless sooner paid, the entire Principal Amount and accrued interest thereon shall be payable by the Company on March 5, 2015 (the "Maturity Date"). Subject to Section 3, payment of principal and interest shall be made in lawful money of the United States of America and shall be credited first to the accrued interest then due and payable and the remainder applied to principal. For the purposes of this Note, the "Principal Amount" shall mean the total amount paid by Holder to the parties set forth on Exhibit A hereto (each a "Creditor"), such amount not to exceed an aggregate ofU.S.$222,083.20, and as evidenced by delivery to the Company of a Payment Notice. For the purposes of this Note, a "Payment Notice" shall mean a written statement, duly delivered to the Company, which includes and otherwise sets forth in reasonable detail (i) the cash amount paid by Holder to each Creditor, (ii) the date such payment was rendered, (iii) the manner of payment (e.g.; check or wire transfer), (iv) evidence that payment was rendered by Holder and the means by which Company can confirm payment, and (v) a written release of claims, duly executed by the applicable Creditor(s) identified in the Payment Notice, releasing Holder and Company from any and all claims of Creditor relating to Holder's obligations set forth on Exhibit A hereto. Following receipt of a Payment Notice from Holder, the Company shall have a period often (10) business days to dispute the contents of the Payment Notice. Failure to timely dispute the Payment Notice shall be construed as acceptance and the amounts set forth in the Payment Notice shall be deemed as a portion of the Principal Amount for purposes of this Note. The parties hereto agree to use their best efforts to resolve any disputes relating to a Payment Notice in a prompt and reasonable manner.

3.           Equity Option. The Company, in its sole discretion, may elect to pay any or all of the Principal Amount of this Note in the form of Company Common Stock and in lieu of cash, subject to compliance with applicable securities laws. The value of the shares to be issued pursuant to this Section 3 shall be the Fair Market Value of the shares as of the date of issuance. The "Fair Market Value" of each share shall be determined by the Company's Board of Directors in good faith; provided, however, that where there exists a public market for the Company's Common Stock at the time of such issuance, the Fair Market Value of the shares issued pursuant to this Section shall be the product of (a) the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq Global Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Wall Street Journal for the five (5) trading days prior to the date of determination of Fair Market Value and (b) the number of shares of Common Stock to be issued on the applicable date of the principal payment in accordance with this Section 3. The determination of Fair Market Value shall be calculated in United States Dollars.

4.           Assignment; Successors. Neither the Company nor Holder may assign, pledge or otherwise transfer this Note without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, the Company may assign this Note to any entity which merges with or into the Company or otherwise acquires a majority of the Company's issued and outstanding capital stock. Subject to the foregoing, the rights and obligations of the Company and the Holder of this Note will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.

5.           Amendment or Waiver. None of the terms or provisions hereof may be waived, altered, modified or amended except pursuant to writing duly signed by Holder and Company.

6.           Waiver of Demand. Company hereby waives demand, presentment, protest, notice of dishonor, notice of nonpayment or further notice of any kind.

7.           Costs of Collection; Governing Law. In the event of any action to enforce payment of this Note, in addition to all other relief, Holder shall be entitled to reasonable attorneys' fees and costs to be fixed by the court. The validity, construction and performance of this Note will be governed by the laws of the State of California, excluding that body of law pertaining to conflict of laws. The Note constitutes the entire agreement among the parties concerning its subject matter.

IN WITNESS WHEREOF, the undersigned has executed this Note effective as of March 5, 2008.

Amarantus Therapeutics, Inc.,
a Delaware corporation
By: /s/ Martin P. Cleary
Name: Martin P. Cleary
Title: CEO

Agreed and Accepted:
Neurotrophics, Inc.
By:   /s/ John Commissiong
Name: John Commissiong
Title:   President

EXHIBIT A
NEUROTROPHICS CREDITOR LIST

				FX Rate
	CDN$		CDN$	CDN$	Initial U$D
	Amount	Repaid	Balance	3/5/08	Equivalent
United Bank Ltd.	98,222.00	13,344.00	84,878.00	0.991100	$84,122.59
PrescientNeuropharma	45,000.00		45,000.00	0.991100	$44,599.50
CIBC	18,291.00		18,291.00	0.991100	$18,128.21
Kurt Soost	5,000.00		5,000.00	0.991100	$4,955.50
Giselle Commissiong	9,000.00	4,500.00	4,500.00	0.991100	$4,459.95
Bertram Commissiong	3,770.00		3,770.00	0.991100	$3,736.45
Kenworth Hunte	38,521.00		38,521.00	0.991100	$38,178.16
Klaus Unsicker	10,000.00		10,000.00	0.991100	$9,911.00
Nanogen	6,000.00		6,000.00	0.991100	$5,946.60
McLean & Kerr LLP	5,823.62		5,823.62	0.991100	$5,771.79
Paliare Roland
Barristers	1,010.87		1,010.87	0.991100	$1,001.87
Shameze Rampertab	1,283.00		1,283.00	0.991100	$1,271.58
Amount included in AP Trade	$241,921.49	$17,844.00	$224,077.49		$222,083.20